EXHIBIT 16

October 16, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Dear Sir/Madam:

We were previously the independent accountants for Waters Instruments, Inc., and on August 13, 2002 we reported on the financial statements of Waters Instruments, Inc. as of and for the two years ended June 30, 2002.  On October 15, 2002, we were dismissed as independent accountants of Waters Instruments, Inc.  We have read Waters Instruments, Inc.’s statements included under Item 4 of its Form 8-K dated October 15, 2002, and we agree with such statements.

Sincerely,

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP